Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Golden Minerals Company and subsidiaries of our report dated March 1, 2018 relating to the consolidated balance sheets of Golden Minerals Company and subsidiaries as of December 31, 2017, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the year then ended, which appears in Golden Minerals Company’s Annual Reports on Form 10-K for the years ended December 31, 2017 and December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado

December 5, 2019